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                                                                   EXHIBIT 10.35

                  AMENDMENT NO. 1 TO SHARE TRANSFER AGREEMENT


AGREEMENT NO. 1 TO SHARE TRANSFER AGREEMENT dated as of December 30, 2001 between JAKKS Pacific, Inc., a Delaware corporation ("JAKKS Pacific"), with its principal offices at 22619 Pacific Coast Highway, Suite 250, Malibu, CA 90265 and JAKKS Pacific (HK) Limited, a Hong Kong corporation ("JAKKS HK"), with its principal offices at 7th Floor, Manulife Tower, 169 Electric Road, Hong Kong.

WHEREAS, JAKKS Pacific and JAKKS HK wish to amend the Share Transfer Agreement between them dated as of December 30, 2001 (the "Share Transfer Agreement") regarding the transfer by JAKKS Pacific to JAKKS HK of the shares of Kidz Biz Limited, a private limited company organized under the laws of England and Wales and Kidz Biz Far East Limited, a Hong Kong private limited company.


NOW, THEREFORE, it is hereby agreed as follows:


1. Capitalized terms not otherwise defined herein are used with the same meanings ascribed thereto in the Share Transfer Agreement.

2. Section 2.2 of the Share Transfer Agreement is amended to provide that the US$12,400,000 Purchase Price for the Kidz Biz Shares shall be allocated as follows: US$9,672,000.00 shall be allocated to the purchase of the Far East Shares and US$2,728,000 shall be allocated to the purchase of the Ordinary Shares.

3. The Share Transfer Agreement is amended to provide that JAKKS HK shall pay to JAKKS Pacific, as an addition to the Purchase Price, an amount equal to the Market Value of the shares of Common Stock delivered by JAKKS Pacific in satisfaction of the Earn-Out Payment, if any, payable under the Stock Purchase Agreement. As used herein, the term "Common Stock" means shares of JAKKS Pacific's common stock, par value US$.001 per share; the term "Stock Purchase Agreement" means the Stock Purchase Agreement executed on December 27, 2001 by JAKKS Pacific and the shareholders of the Kidz Biz Companies; the term "Earn-Out Payment" has the meaning provided for in the Stock Purchase Agreement; and the term "Market Value" means the average closing price of the Common Stock on the NASDAQ stock exchange, or if the Common Stock is not then being traded on the NASDAQ stock market, such other exchange or market on which the Common Stock is then being traded, on the five (5) business days preceding the date on which shares of Common Stock are issued by JAKKS Pacific in satisfaction of each Earn-Out Payment, if any. The payments due under this Paragraph shall be made within ten (10) business days following the date on which shares of Common Stock are delivered by JAKKS Pacific in satisfaction of the Earn-Out Payment, and such payments shall be allocated 78% to the purchase of the Far East Shares and 22% to the purchase of the Ordinary Shares.



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4.   As amended hereby, the Share Transfer Agreement remains in full force and effect.

     IN WITNESS WHEREOF, JAKKS and JAKKS HK by their respective duly authorized officers have duly executed this Agreement as of the date set forth in the Preamble hereto.



JAKKS PACIFIC (HK) LIMITED                  JAKKS PACIFIC, INC.





By:  /s/ JACK FRIEDMAN                      By:  /s/ JACK FRIEDMAN
     -----------------------------              ----------------------------
      Name:  Jack Friedman                       Name:  Jack Friedman
      Title: Director                            Title: Chairman, CEO



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